Exhibit 99.1

14040 Park Center Road, Suite 210, Herndon, VA  20171;
703-674-5500; Fax 703-674-5506
E-mail: info@steelcloud.com

For company information contact:  Tim Clemensen at 212-843-9337 or tclemensen@rubensteinir.com.
For financial information please access our web site at www.steelcloud.com

PRESS RELEASE
For Immediate Distribution

SteelCloud Announces Second Quarter 2009 Results

Herndon, VA—June 15, 2009—SteelCloud, Inc. (Nasdaq: SCLD), an integrator of network-centric, embedded computing appliances, and professional services, today reported financial results for its second quarter 2009 which ended April 30, 2009.

First quarter revenues decreased 86% to approximately $1.2 million during the second quarter of fiscal 2009 as compared to $8.4 million during the second quarter in 2008.  The net loss was approximately ($850,000) or ($0.06) per share for the second quarter in 2009 compared to net income of approximately $10,000 or ($0.00) per share for the same period in 2008.

“While our second quarter was better than our first, the economy continues to impact our services and integration businesses,” said Brian Hajost, SteelCloud President and CEO.  “A great deal of effort has been expended to raise additional capital, restructure the Company, and evaluate strategic alternatives for each of our businesses.  We have received positive responses from potential investors for the progress we have made in strategically positioning our enhanced SteelWorks® Mobile product for BES 5.0 with our partners and potential partners.”

Second Quarter Highlights:

•	Cash balance at April 30, 2009 was approximately $538,000

•	Working capital was approximately $516,000 on April 30, 2009

•	Operating expenses decreased 28% from prior year Q2

Quarterly Conference Call

The Company will hold a conference call at 10:00 AM EST on Tuesday, June 16, 2009 to discuss the second quarter results.  Brian Hajost, SteelCloud President and Chief Executive Officer, will host the call. For investors interested in listening to the earnings call, please dial 866-939-3921 or 678-302-3550 for international callers, and reference SteelCloud. A recording of the earnings call will be available until 11:59 PM EDT, June 26, 2009, and will be accessible by dialing 866-939-0581 (USA) or 678-302-3540 and keying in 4804300#. Press 4 to listen, enter confirmation: 20090609415204#.

About the Company

SteelCloud is a manufacturer of embedded integrated computing systems for the industrial automation marketplace. SteelCloud designs and manufactures specialized servers and appliances for federal integrators, software vendors and volume users.  For both the government and commercial markets SteelCloud delivers integration services and software focused on risk management and network management solutions.   SteelCloud’s ISO 9001:2000 certified Quality Management System provides procedures for continuous quality improvement in all aspects of its business.   Over its nearly 20-year history, SteelCloud has won numerous awards for technical excellence and customer satisfaction.  SteelCloud can be reached at (703) 674-5500.  Additional information is available at www.steelcloud.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. SteelCloud takes no obligation to update or correct forward-looking statements.

CONDENSED CONSOLIDATED BALANCE SHEET

	October 31,	April 30,
	2008	2009
		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$752,351	$538,164
Accounts receivable, net	1,571,673	302,291
Inventory, net	521,920	461,227
Prepaid expenses and other current assets	130,446	157,612
Deferred contract costs	-	25,000
Total current assets	2,976,390	1,484,294

Property and equipment, net	626,440	539,053
Equipment on lease, net	442,099	2,180
Other assets	7,020	12,109

Total assets	$4,051,949	$2,037,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$718,316	$482,443
Accrued expenses	561,009	441,253
Notes payable, current	7,538	7,719
Unearned revenue	8,882	36,596
Total current liabilities	1,295,745	968,011

Long-term liabilities
Notes payable, long-term	7,903	3,998
Other long-term	132,055	174,814
Total long-term liabilities	139,958	178,812

Stockholders’ equity
Preferred stock, $.001 par value: 2,000,000 shares authorized, no shares issued and outstanding at October 31, 2008 and April 30, 2009	–	–
Common stock, $.001 par value: 50,000,000 shares authorized, 15,138,376 and 15,342,376 shares issued at October 31, 2008 and April 30, 2009, respectively	15,138	15,342
Additional paid in capital	50,902,172	51,030,239
Treasury stock, 400,000 shares at October 31, 2008 and April 30, 2009	(3,432,500)	(3,432,500)
Accumulated deficit	(44,868,564)	(46,722,268)
Total stockholders’ equity	2,616,246	890,813

Total liabilities and stockholders’ equity	$4,051,949	$2,037,636

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended April 30,		Six Months Ended April 30,
	2008	2009	2008	2009
Revenues
Products	$7,827,740	$958,263	$13,080,767	$1,306,165
Services	556,894	238,600	1,110,339	779,608
Total revenues	8,384,634	1,196,863	14,191,106	2,085,773

Cost of revenues
Products	6,435,320	826,048	11,051,123	1,238,472
Services	480,204	166,709	920,513	613,558
Total cost of revenues	6,915,524	992,757	11,971,636	1,852,030

Gross profit	1,469,110	204,106	2,219,470	233,743

Selling and marketing	281,718	144,280	601,962	280,254
Research and product development	208,888	102,273	407,113	203,754
General and administrative	973,440	807,921	1,887,793	1,530,643
Severance and restructuring	-	-	-	73,205

Income (loss) from operations	5,064	(850,368)	(677,398)	(1,854,113)

Interest income, net	4,827	410	11,242	410

Income (loss) income before income taxes	9,891	(849,958)	(666,156)	(1,853,703)

Provision for income taxes	-	-	-	-

Net income (loss)	$9,891	$(849,958)	$(666,156)	$(1,853,703)

Income (loss) per share (basic and diluted):
Basic and diluted (loss) income per share	$0.00	$(0.06)	$(0.05)	$(0.13)

Weighted–average shares outstanding:
Basic	14,323,458	14,828,849	14,320,179	14,783,698
Diluted	14,667,606	14,828,849	14,320,179	14,783,698